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                                                                 EXHIBIT 11.1

                                FTD CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS EXCEPT PER SHARE DATA)



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<Cable>
                                                                YEAR                    YEAR
                                                                ENDED                   ENDED
                                                               JUNE 30,                JUNE 30,
                                                                1997                    1996
                                                              ---------               ---------

PRIMARY AND FULLY DILUTED EARNINGS PER SHARE:
--------------------------------------------

Net loss applicable to common stock                           $  (1,733)              $  (6,728)
                                                              =========               =========

Average number of common shares outstanding                       7,685                   6,669

Common stock equivalents due to dilutive affect
of stock options and warrants                                         0                      15
                                                              ---------               ---------

Total average number of common shares outstanding                 7,685                   6,684

Primary loss per share                                        $   (0.23)              $   (1.01)
                                                              =========               =========
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